HomeStreet Responds to Roaring Blue Lion’s Disclosure of the Fund’s Non-Compliance with Regulatory Requirements
Roaring Blue Lion’s Campaign Continues to be Defined by Basic Legal Missteps, Unfamiliarity with the Banking Industry and Misleading Proxy Materials
It Appears that Following its Latest Blunder Roaring Blue Lion is Seeking to Desperately Distract Shareholders from the Facts with Conspiracy Theories and Blatant Falsehoods
HomeStreet Recommends Shareholders Vote the WHITE Proxy Card to Ensure Their Votes be Counted
SEATTLE - (May 21, 2018) - HomeStreet, Inc. (Nasdaq: HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today issued the following statement in response to the disclosure by Roaring Blue Lion Capital (“Roaring Blue Lion”) that it, and those acting in concert with Roaring Blue Lion, failed to apply for, or obtain, the necessary approval from the Washington Department of Financial Institutions Division of Banks (the “DFI”) in conjunction with Roaring Blue Lion’s proxy fight against HomeStreet:
“As a bank with over $7 billion in assets and over 75,000 customers, HomeStreet operates in a highly regulated industry. To protect customers, including depositors and borrowers, both Federal and State bank regulatory laws require an application to - and prior approval from - the regulators before seeking to exercise a controlling influence over a bank. In Washington State, such approval is required in connection with proxy contests such as the one Roaring Blue Lion is waging against HomeStreet. This is important for HomeStreet shareholders because voting on the Roaring Blue Lion blue proxy card is likely ineffective and void under Washington state law, without an application and approval described above.
HomeStreet’s state regulatory authority, the DFI, has notified us that Roaring Blue Lion failed to submit an application for this approval under Washington law. This is in spite of the fact that Roaring Blue Lion has demanded dramatic changes to our business, including reducing mortgage loan originations, selling our single family mortgage servicing assets, closing a large number of our branches and replacing our management and Board of Directors.
We find Roaring Blue Lion’s failure to abide by even this most basic bank regulatory requirement perplexing. Contrary to Blue Lion’s statement today, Washington’s bank regulatory laws and their application are not uniquely onerous or uncommon. In fact, the DFI expressly modeled its formal interpretation of the bank regulatory laws in Washington after the interpretations by the bank regulators in New York, Pennsylvania and other states.
Similar to when a Washington Court ruled that Roaring Blue Lion failed to comply with HomeStreet’s advance notice bylaw, today’s hyperbole-filled statement from the activist is yet another example of its failure to inform itself of the regulatory rules applicable to HomeStreet and an inability to accept responsibility for its own mistakes. We do not know why Roaring Blue Lion failed to submit an application with the regulators in connection with a proxy fight against a company in a highly regulated industry like banking. What we do know is that Roaring Blue Lion’s attempt to somehow blame us for its latest blunder is absurd.
Just as with its failure to comply with HomeStreet’s advance notice bylaw, Roaring Blue Lion had ample time and opportunity to adhere to Washington’s bank regulatory laws. The Washington bank regulatory laws have been unchanged since 2014, and the DFI publicly issued its formal interpretation of the applicable requirements over two months ago, on March 15, 2018. We have been informed that on May 8, 2018-nearly two weeks ago - the DFI notified Roaring Blue Lion of the requirement to file an application. Yet, Roaring Blue Lion did not file an application, continued to solicit proxies with full knowledge of the regulatory filing requirement, and waited until today to disclose to HomeStreet shareholders the risk that its blue proxy cards will be considered ineffective and void under Washington’s bank regulatory laws.
To ensure that shareholders are not disenfranchised as a result of Blue Lion’s failure to comply with Washington’s bank regulatory laws, we recommend that shareholders vote on the WHITE proxy card.”
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services Company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.
Important Additional Information
On April 17, 2018, the Company filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement was first sent to the shareholders of the Company on or about April 17, 2018 and is accompanied by a WHITE proxy card. Shareholders may also obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.homestreet.com/proxy as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

HomeStreet, Inc.
Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

Or

Okapi Partners LLC
Bruce H. Goldfarb/Pat McHugh, 212-297-0720
info@okapipartners.com

Media Relations:
Sloane & Company
Dan Zacchei/Joe Germani, 212-486-9500
Dzacchei@sloanepr.com / Jgermani@sloanepr.com